Exhibit 5.1

May 19, 2006

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Dear Sirs:

We have acted as special legal counsel in Bermuda to Tsakos Energy Navigation Limited, a company organized under the laws of Bermuda (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 500,000 Common Shares, par value $1.00 per share, of the Company (the “Shares”), which may be issued to eligible participants upon the exercise of awards granted pursuant to the Company’s 2004 Incentive Plan.

We have examined the Registration Statement and copies of the Company’s Memorandum of Association, Bye-laws, Resolutions of the Board of Directors of the Company authorizing, among other things, the issue of the Shares and the 2004 Incentive Plan, and such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on the foregoing, we are of the following opinion:

1.	The Company has been duly incorporated and is validly existing under the laws of Bermuda.

2.	The Shares, when issued and paid for as contemplated by the Company’s Incentive Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours faithfully,

/s/    Mello Jones & Martin